Exhibit (d)(6)
Amendment Three to
Amended and Restated Subadvisory Agreement
The Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC (“Columbia Management”) and Threadneedle International Limited (“TINTL”) dated June 11, 2008, is amended as follows:
Schedule 1
Schedule 1 to the Agreement is deleted and replaced in its entirety by the following Schedule 1:
SCHEDULE 1

Assets under management
	$0-150	next $500
	million	million	next $500 million	thereafter
Fund	bps	bps	bps	bps
Columbia Multi-Advisor International Equity Fund	35	30	25	20

Assets under management
	$0-500	next $500	next $2	next $3
	million	million	billion	billion	thereafter
Fund	bps	bps	bps	bps	bps
Columbia Absolute Return Emerging Markets Macro Fund	60	57	55.2	53.4	51
The rates shown above apply to the corresponding portion of the respective portfolio. For example, if the average daily net assets for the Columbia Multi-Advisor International Equity Fund for a given month are $650 million, then the applicable rates shall be 35 bps on $150 million and 30 bps on the remaining $500 million.

Assets under management
On all assets
Fund	bps
Columbia Asia Pacific ex-Japan Fund	45
Columbia Emerging Markets Opportunity Fund	50
Columbia European Equity Fund	35
Columbia Global Equity Fund	35
Columbia Global Extended Alpha Fund	50
Columbia Variable Portfolio-Emerging Markets Opportunity Fund	50
Columbia Variable Portfolio-International Opportunity Fund	35

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 1st day of July, 2011.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		THREADNEEDLE INTERNATIONAL LIMITED

By:	/s/ Michael A. Jones Signature	By:	/s/ Phillp Reed Signature

Name:	Michael A. Jones	Name:	Phillip Reed

	Printed		Printed

Title:	President	Title:	Director

	Printed		Printed